Exhibit 16 (5)

[ING LOGO]

AMERICAS

US Legal Services

Michael A. Pignatella

Counsel

(860) 723-2239

Fax: (860) 723-2216

Michael.Pignatella@us.ing.com

April 10, 2006

Securities and Exchange Commission

100 F. Street, NE

Washington, DC 20549

Attention: Filing Desk

Re: ING Life Insurance and Annuity Company Registration Statement on Form S-1 Prospectus Title: Guaranteed Accumulation Account File No.: _______________

Dear Sir or Madam:

As Counsel to ING Life Insurance and Annuity Company, a Connecticut life insurance company (the “Company”), I have represented the Company in connection with the Guaranteed Accumulation Account (the “Account”) available under certain variable annuity contracts and the S-1 Registration Statement relating to such Account.

In connection with this opinion, I have reviewed the Registration Statement on Form S-1 relating to such Account, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Company are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Michael A. Pignatella

Michael A. Pignatella

Counsel

Hartford Site	ING North America Insurance Corporation
151 Farmington Avenue, TS31
Hartford, CT 06156-8975